Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2022 second quarter earnings call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Kevin, and again, welcome everyone.

The clear headline for the quarter is that Novant Health contracted for our Human Understanding Program, becoming the first health system in the country able to deliver personalized care at scale. Novant Health’s adoption of the Program provides care teams to understand each patient’s fears and expectations and have that information accessible at each interaction so as to treat each patient as a unique person.

Let me turn the call back over to Kevin to review our financial performance and then open the call to your questions.

Kevin

Thank you, Mike.

Our growth strategy continues to focus on organic growth levers of increasing revenue from our core offerings, including our new Human Understanding Program, within our existing client base, as well as adding new clients to increase market share.

We ended the quarter with $147.7 million in total recurring contract value or TRCV. Our TRCV metric represents the total revenue projected under all renewable contracts for their respective next annual renewal periods, assuming no upsells, downsells, price increases, or cancellations, measured as of the most recent quarter end. Our second quarter 2022 ending TRCV decreased by 1% over the prior year.

The decline in TRCV growth rate in 2022 was impacted by our strategy to continue to evolve our business mix as we focus on growing our digital core solutions, while at the same time discontinuing certain legacy or non-core solutions. Our June 30, 2022, core solution TRCV growth rate was a 3% increase compared to June 30, 2021.

Revenue growth for the second quarter 2022 was 2% over the second quarter of 2021. While growth in our core offerings remains strong, our consolidated revenue growth was negatively impacted from decreases in revenue from our non-core offerings, including decreased Canadian revenue due to the upcoming closure of the Canadian office later this year.

Second quarter operating income declined by 6% compared to the same period in 2021, as we allocated more resources towards innovation initiatives, associate empowerment benefits and new marketing programs. Our second quarter 2022 direct operating expenses also increased due to salary, benefit and contracted service costs to support our clients and invest in workforce automation.

The effective tax rate for the second quarter 2022 and 2021 was 25%.

Net income for the second quarter 2022, was $8.3 million, compared to $8.9 million for same period in 2021.

For the first six months of 2022, revenue increased by 5% to $75.7 million compared to $71.9 in 2021. Net income for the first six months of 2022 decreased to $16.9 million as compared to $18.2 million for the first six months of 2021.

The Company’s Board of Directors has established priorities for capital allocation with funding of innovation and growth investments, including both M&A activity, as well as internal projects as the preferred use of capital. The Company funded $6.2 million for innovation and growth purposes in the first six months of 2022. Next in priority is capital allocation for quarterly dividends and share repurchases. For the first six months of 2022, we funded quarterly dividend payments to shareholders totaling $9.1 million and $22.2 million for share repurchases.

That concludes my comments for this morning. I’ll now turn the call back to Mike.

Mike

Thank you, Kevin.

This completes our prepared remarks, so operator I will now ask you to open the call to questions.

Closing Statement – Mike

Thank you for your time today. We look forward to providing updates regarding the roll-out of our Human Understanding Program again next quarter.

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